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                                                                   Exhibit 11.1

                             HEALTHGATE DATA CORP.

                               LOSS PER SHARE

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2000           1999
                                                                  ----           ----
Computation of loss per share:

Net loss                                                      $(9,355,517)   $(1,702,193)

Net loss attributable to common stockholders                  $(9,461,703)   $(1,850,900)

Shares used in computing basic and diluted net loss per
share attributable to common stockholders                      13,379,066      4,548,553

Basic and diluted net loss per share                               $(0.71)        $(0.41)
                                                              ===========     ==========
Shares used in computing proforma basic and diluted
net loss per share                                             15,944,421      9,220,753

Proforma basic and diluted net loss per share                      $(0.59)        $(0.18)
                                                              ===========     ==========


This schedule contains summary financial information extracted from Form 10-Q and is qualified in its entirety to such financial statements.